EXHIBIT 99

Contact:	Michael S. Piemonte (716) 842-5138	FOR IMMEDIATE RELEASE February 18, 2004

M&T Bank Corporation Announces 33% Dividend Increase and New Stock Buyback Program

BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that its Board of Directors yesterday declared a quarterly cash dividend of $.40 per share on M&T’s common stock. This represents an increase of 33% over the most recent quarterly dividend rate of $.30 per share. The dividend will be payable March 31, 2004 to stockholders of record at the close of business on February 27, 2004.

M&T also announced that it has been authorized by its Board of Directors to purchase and hold as treasury stock up to 5 million additional shares of its common stock. This represents approximately 4% of common shares currently outstanding. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions.

M&T further announced that it has completed the repurchase of 5 million shares previously authorized by its Board of Directors on October 16, 2001. The previous repurchase program was completed at an average price of $82.11 per share.

M&T is a bank holding company whose banking subsidiaries, Manufacturers and Traders Trust Company and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia.

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